Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
CM REIT, Inc.
Henderson, Nevada
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 20, 2010, relating to the balance sheets of CM REIT, Inc. as of December 31, 2009 and 2008 which are contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
Respectfully submitted,
Savannah, Georgia
May 27, 2010